Exhibit 10.47

                            Asset Purchase Agreement

                          Dated as of December 13, 1996

                                      Among

                              Magic Cinemas, L.L.C.

                            CCC Tenafly Cinema Corp.

                          CCC Bergenfield Cinema Corp.

                            CCC Closter Cinema Corp.

                                       and

                          Clearview Cinema Group, Inc.

ARTICLE I. DEFINITIONS; CONSTRUCTION.......................................    3
      1.1. Definitions.....................................................    3
      1.2. Construction....................................................    8
ARTICLE II. THE TRANSACTION................................................    8
      2.1. Sale and Purchase of Assets.....................................    8
      2.2. Owned Real Estate; Cash; Etc....................................   10
      2.3. Retained Assets.................................................   10
      2.4. Assumption of Liabilities.......................................   10
      2.5. Retained Liabilities............................................   10
      2.6. Purchase Price..................................................   11
      2.7. Closing.........................................................   11
      2.8. Payment of Purchase Price.......................................   11
      2.9. Allocation of Purchase Price....................................   11
      2.10. Title..........................................................   12
      2.11. Certain Consents...............................................   12
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER......................   12
      3.1. Organization....................................................   12
      3.2. Authorization; Enforceability...................................   12
      3.3. No Violation of Laws or Agreements; Consents....................   12
      3.4. Cinema Income Statements........................................   13
      3.5. No Changes......................................................   13
      3.6. Taxes...........................................................   13
      3.7. Undisclosed Liabilities.........................................   14
      3.8. Condition of Assets; Title; Business............................   14
      3.9. No Pending Litigation or Proceedings............................   14
      3.10. Contracts; Compliance..........................................   14
      3.11. Permits; Compliance with Law.  Subject to Section 5.10.........   15
      3.12. Real Estate....................................................   15
      3.13. Labor Relations................................................   15
      3.14. Insurance......................................................   16
      3.15. Intellectual Property Rights...................................   16
      3.16. Employee Benefits..............................................   16
      3.17. Environmental Matters..........................................   16
      3.18. Finders' Fees..................................................   17
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYERS.......................   17
      4.1. Organization....................................................   17
      4.2. Authorization and Enforceability................................   18
      4.3. No Violation of Laws; Consents..................................   18
      4.4. No Pending Litigation or Proceedings............................   18
      4.5. Finders' Fees...................................................   18
      4.6. CCG Financial Statements........................................   19
      4.7. Stock Ownership.................................................   19
ARTICLE V. CERTAIN COVENANTS...............................................   19
      5.1. Conduct of Business Pending Closing.............................   19

      5.2. Fulfillment of Agreements.......................................   20
      5.3. Employment, Severance and Termination Payments..................   20
      5.4. Seller's Employees..............................................   20
      5.5. Workers' Compensation and Disability Claims.....................   21
      5.6. Covenant Not to Compete.........................................   21
      5.7. Publicity.......................................................   21
      5.8. Transitional Matters............................................   21
      5.9. Books and Records...............................................   22
      5.10. Permits; N.J. ISRA.............................................   22
ARTICLE VI. CONDITIONS TO CLOSING; TERMINATION.............................   22
      6.1. Conditions Precedent to Obligation of Buyers....................   22
      6.2. Conditions Precedent to Obligation of Seller....................   24
      6.3. Deliveries and Proceedings at Closing...........................   25
      6.4. Termination.....................................................   26
ARTICLE VII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..................   27
      7.1. Survival of Representations.....................................   27
      7.2. Indemnification by Seller.......................................   28
      7.3. Indemnification by Buyer........................................   28
      7.4. Waiver of Statute of Limitations................................   28
      7.5. Notice of Claims................................................   28
      7.6. Third Party Claims..............................................   29
      7.7. Limitation on Indemnification...................................   29
      7.8. Payment.........................................................   29
      7.9. Exclusive Remedies..............................................   29
ARTICLE VIII. MISCELLANEOUS................................................   29
      8.1. Costs and Expenses..............................................   29
      8.2. Proration of Expenses...........................................   30
      8.3. Bulk Sales......................................................   30
      8.4. Further Assurances..............................................   30
      8.5. Notices.........................................................   30
      8.6. Currency........................................................   31
      8.7. Assignment; Governing Law.......................................   31
      8.8. Amendment and Waiver; Cumulative Effect.........................   31
      8.9. Entire Agreement; No Third Party Beneficiaries..................   32
      8.10. Third Party Beneficiary........................................   32
      8.11. Severability...................................................   32
      8.12. Consent to Jurisdiction; Service of Process....................   32
      8.13. Access; Inspection; Reliance...................................   32
      8.14. Counterparts...................................................   33

                    Asset Purchase Agreement ("Agreement"), dated as of December 13, 1996, by and among Magic Cinemas, L.L.C., a New Jersey limited liability company ("Seller"), CCC Tenafly Cinema Corp., a Delaware corporation ("Tenafly Buyer"), CCC Bergenfield Cinema Corp., a Delaware corporation ("Bergenfield Buyer"), CCC Closter Cinema Corp., a Delaware corporation ("Closter Buyer"; Tenafly Buyer, Bergenfield Buyer and Closter Buyer collectively referred to herein as "Buyers"), and Clearview Cinema Group, Inc., a Delaware corporation ("CCG").

     Seller currently owns and operates a four screen movie cinema located at No. 4 1/2 -5 West Railroad Road, Tenafly, New Jersey (the "Tenafly Cinema"), a four screen movie cinema at Closter Plaza Shopping Center on VerValen Street, Closter, New Jersey (the "Closter Cinema") and a five screen movie cinema at 58-66 South Washington Avenue Bergenfield, New Jersey (the "Bergenfield Cinema"; the Tenafly Cinema, the Closter Cinema and the Bergenfield Cinema collectively referred to herein as the "Cinemas"). Each Buyer is a wholly owned subsidiary of CCG.

     Seller also owns the real estate on which the Tenafly Cinema and the Bergenfield Cinema are located, as such real estate is more particularly described on Schedule 3.12 hereto (such real estate, including fixtures, referred to herein as the "Owned Real Estate") and leases the real estate on which the Closter Cinema is located, as such real estate is more particularly described on Schedule 3.12 hereto (the "Leased Real Estate").

     Seller desires to sell and assign to Buyers, and Buyers desire to purchase and assume from Seller, the Cinemas and the Leased Real Estate on the terms and subject to the conditions set forth below. CCC B.C. Realty Corp., a Delaware corporation and wholly owned subsidiary of CCG ("Realty Corp."), desires to purchase from Seller the Owned Real Estate pursuant to a separate Real Estate Purchase Agreement, the purchase of which is a condition to the parties' obligation to close hereunder.

     In consideration of the representations, warranties, covenants and agreements contained herein, Seller, Buyers and CCG, each intending to be legally bound hereby, agree as set forth below.

                                   ARTICLE I.
                            DEFINITIONS; CONSTRUCTION

     1.1. Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

     "Agreement" means this Asset Purchase Agreement, as it may be amended from time to time.

     "Assumed Liabilities" has the meaning given that term in Section 2.4.

     "Assumption Agreements" has the meaning given that term in Section 2.4.

     "Basket Amount" has the meaning given that term in Section 7.7.

     "Benefit Plan" means any written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement, whether or not funded and whether or not terminated, (i) maintained or sponsored by Seller, or (ii) with respect to which Seller has or may have Liability or is obligated to contribute, or
(iii) that otherwise covers any of the current or former employees of Seller or their beneficiaries, or (iv) as to which any such current or former employees of Seller or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder.

     "Bergenfield Buyer" has the meaning given that term in the heading of this Agreement.

     "Bergenfield Cinema" has the meaning given that term in the first introductory paragraph of this Agreement.

     "Business" means the operation of the Cinemas.

     "Buyers" has the meaning given that term in the heading of this Agreement.

     "Buyers Damages" has the meaning given that term in Section 7.2.

     "Buyers Indemnitees" has the meaning given that term in Section 7.2.

     "CCG" has the meaning given that term in the heading of this Agreement.

     "CERCLIS" means the United States Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

     "Cinemas" has the meaning given that term in the first introductory paragraph of this Agreement.

     "Closing" has the meaning given that term in Section 2.7.

     "Closing Date" has the meaning given that term in Section 2.7.

     "Closter Buyer" has the meaning given that term in the heading of this Agreement.

     "Closter Cinema" has the meaning given that term in the first introductory paragraph of this Agreement.

     "Closter Lease" means the lease agreement identified on Schedule 3.10 for the Leased Real Estate.

     "Code" means the United States Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

     "Contracts" has the meaning given that term in Section 3.10.

     "Damages" means Buyers Damages or Seller Damages, as the case may be.

     "DeLuca" has the meaning given that term in Section 5.4.

     "Encumbrance" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever.

     "Environmental Law" means any applicable Law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

     "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

     "GAAP" means United States generally accepted accounting principles as they would be applied to the Cinemas.

     "Governing Documents" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

     "Governmental Body" means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality.

     "Income Statements" has the meaning given that term in Section 3.4.

     "Indemnified Party" has the meaning given that term in Section 7.5.

     "Indemnifying Party" has the meaning given that term in Section 7.5.

     "Intellectual Property Rights" means trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing, improvements, blueprints, specifications, drawings, designs and other intellectual property and proprietary rights.

     "In-Touch Agreement" means the Software Licensing Agreement dated July 1, 1996 between In-Touch Technologies, Ltd., a New York corporation, and Seller.

     "IRS" means the United States Internal Revenue Service.

     "Law" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever including any public policy, judgment or order of any Governmental Body or principle of common law.

     "Leased Real Estate" has the meaning given that term in the second introductory paragraph of this Agreement.

     "Letter of Credit" means the letter of credit in the amount of $4.4 million issued by The Provident Bank for the benefit of Seller to secure the Secured
Note in the form attached as Exhibit A.

     "Liabilities" with respect to any Person, means all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent and whether or not incurred directly by such Person or by any predecessor of such Person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

     "Litigation" has the meaning given that term in Section 3.9.

     "Other Agreements" means the Subordinated Note, the Secured Note, the Real Estate Purchase Agreement, the Assumption Agreements and the other agreements and instruments of title, assignment or assumption hereunder.

     "Owned Real Estate" has the meaning given that term in the second introductory paragraph of this Agreement.

     "Permits" has the meaning given that term in Section 3.11.

     "Permitted Encumbrances" means liens for current taxes not yet due, and with respect to the Real Estate, (i) easements, covenants or rights-of way that do not or will not either individually or in the aggregate adversely affect the value of the property encumbered or prohibit or interfere with the operations of the Business; (ii) zoning restrictions; and (iii) other encumbrances or restrictions of record identified on Schedule 1.1P.

     "Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, a Governmental Body and any other legal entity.

     "Purchase Price" has the meaning given that term in Section 2.6.

     "Purchased Assets" has the meaning given that term in Section 2.1(d).

     "Real Estate" means all Owned Real Estate and all Leased Real Estate, collectively.

     "Real Estate Purchase Agreement" means the Real Estate Purchase Agreement, a copy of which is attached hereto as Exhibit B, governing the purchase by Realty Corp. of the Owned Real Estate for $2 million.

     "Realty Corp." has the meaning given that term in the third introductory paragraph of this Agreement.

     "Regulated Material" means any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including petroleum, petroleum-related material, crude oil or any fraction thereof, PCBs and friable asbestos.

     "Related Party" means (i) Seller, (ii) any Affiliate of Seller, (iii) any officer or director of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

     "Retained Assets" has the meaning given that term in Section 2.3.

     "Retained Liabilities" has the meaning given that term in Section 2.4.

     "Secured Note" means the $4.4 million Secured Promissory Note made by Buyers to the order of Seller in the form attached as Exhibit C.

     "Security Deposits" means the security deposits under the Tenant Leases.

     "Seller" has the meaning given that term in the heading of this Agreement.

     "Seller's Predecessor" means any predecessor in interest to Seller, including B.C. Entertainment, L.P., a New Jersey limited partnership, whether by merger, combination, reorganization or otherwise, from and after October 1, 1993.

     "Seller Damages" has the meaning given that term in Section 7.3.

     "Seller Group" means Seller and any corporation that may be aggregated with Seller under Sections 414(b), (c), (m) or (o) of the Code.

     "Seller Indemnitees" has the meaning given that term in Section 7.3.

     "Subordinated Note" means CCG's 12% Senior Subordinated Promissory Note payable to Seller in the principal amount of $600,000 in the form attached hereto as Exhibit D.

     "Superfund" means the United States Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 et seq., as amended.

     "Tax" means any domestic or foreign federal, state, county or local tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

     "Tenafly Buyer" has the meaning given that term in the heading of this Agreement.

     "Tenafly Cinema" has the meaning given that term in the first introductory paragraph of this Agreement.

     "Tenant Leases" means the leases identified under paragraph Nos. 3 and 4 of
Schedule 3.10.

     1.2. Construction. As used herein, unless the context otherwise requires:
(i) references to "Article" or "Section" are to an article or section hereof;
(ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

                                   ARTICLE II.
                                 THE TRANSACTION

     2.1. Sale and Purchase of Assets. Except as otherwise provided in Sections
2.2 and 2.3:

     (a) Tenafly Cinema Purchase. At the Closing, Seller shall sell and transfer to Tenafly Buyer, and Tenafly Buyer shall purchase from Seller, all of Seller's properties and goodwill and tangible assets of every kind, nature and description existing on the Closing Date located at the Tenafly Cinema, whether personal, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, free and clear of all Encumbrances (collectively, the "Tenafly Purchased Assets").

     (b) Bergenfield Cinema Purchase. At the Closing, Seller shall sell and transfer to Bergenfield Buyer, and Bergenfield Buyer shall purchase from Seller, all of Seller's properties and goodwill and tangible assets of every kind, nature and description existing on the Closing Date located at the Bergenfield Cinema, whether personal, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, free and clear of all Encumbrances (collectively, the "Bergenfield Purchased Assets").

     (c) Closter Cinema Purchase. At the Closing, Seller shall sell and transfer to Closter Buyer, and Closter Buyer shall purchase from Seller, all of Seller's properties and goodwill and tangible assets of every kind, nature and description existing on the Closing Date located at the Closter Cinema, whether personal, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, free and clear of all Encumbrances (collectively, the "Closter Purchased Assets").

     (d) Purchased Assets. Without limiting the foregoing, the Tenafly Purchased Assets, the Bergenfield Purchased Assets and the Closter Purchased Assets (collectively, the "Purchased Assets") shall include the following:

          (i) With respect to the Closter Purchased Assets, all of Seller's interest in the Leased Real Estate, including the Closter Lease, and, with respect to the Tenafly Purchased Assets, all of Seller's interest in the two Tenant Leases identified under paragraph No. 3 of Schedule 3.10 and with respect to the Bergenfield Purchased Assets, all of Seller's interest in the five Tenant Leases identified under paragraph No. 4 of Schedule 3.10;

          (ii) All of Seller's tangible assets, including office furniture, office equipment and supplies, computer hardware and software, projectors, projector bulbs, ticketing machines, leasehold improvements on or related to the Real Estate or related to the Business;

          (iii) All of Seller's books, records, manuals, documents, books of account, correspondence, sales reports, literature, brochures, advertising material and the like related to the Business actually located on the Real Estate on the Closing Date, specifically excluding all of such items not located on the Real Estate as of the Closing Date;

          (iv) All of Seller's inventory and supplies, including concession products, candy items and paper goods for the Business;

          (v) All of Seller's rights under leases for personal property, if any;

          (vi) All of Seller's rights under the Permits and In-Touch Agreement;

          (vii) All of Seller's goodwill and rights in and to the name "Tenafly Cinema", "Bergenfield Cinema" and "Closter Cinema";

          (viii) Seller's rights to the telephone numbers for each Cinema location; and

          (ix) The goodwill of the Business.

     2.2. Owned Real Estate; Cash; Etc. Notwithstanding the foregoing, the Purchased Assets shall not include the Owned Real Estate. Seller and Buyers acknowledge that the Owned Real Estate shall be transferred to Realty Corp. on the Closing Date pursuant to the Real Estate Purchase Agreement. Each Buyer shall purchase petty cash on hand at the Cinemas at the close of business on the date immediately preceding the Closing Date, the purchase price of cash to be face value, subject to a physical count of such cash by Buyers and Seller. At Closing, Seller shall take all steps necessary to transfer to the Tenafly Buyer and the Bergenfield Buyer, as the case may be, the Security Deposits for no additional consideration. If the use by customers of the Cinemas of pre-sold tickets sold by Seller shall exceed $100 in the aggregate, Seller shall promptly pay to Buyers an amount equal to such use in excess of $100.

     2.3. Retained Assets. Except for the Purchased Assets, Buyers are not purchasing and Seller is not selling any of Seller's other assets, whether tangible or intangible, real, personal or mixed, including without limitation the name "Magic Cinemas", the right to use the name "Magic Cinemas" or any variant or derivative of such name and all of Seller's other assets not located at the Cinemas (collectively, the "Retained Assets"):

     2.4. Assumption of Liabilities. At the Closing, each Buyer shall pursuant to an Assumption Agreement substantially in the form of Exhibit E (the "Assumption Agreements"), assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, those obligations specified pursuant to the express terms of the Contracts, other than for breach or nonperformance thereof, existing on the Closing Date with respect to the applicable Cinema and only such obligations (collectively, the "Assumed Liabilities").

     2.5. Retained Liabilities. Except for the Assumed Liabilities, Buyers do not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other Liability of Seller, whether existing on, before or after the Closing Date or arising out of any transactions entered into, or any state of facts existing on, prior to or after the Closing Date (the "Retained Liabilities"), and Seller agrees to pay and satisfy when due all Retained Liabilities. Without limiting the foregoing, except for the Assumed Liabilities, the term "Retained Liabilities" shall include Liabilities:

          (i) to any Related Party;

          (ii) for or under and Benefit Plan;

          (iii) for any Taxes, whether or not by reason of, or in connection with, the transactions contemplated by this Agreement;

          (iv) with respect to Seller's administrative and corporate operations; and

          (v) to any film distributor.

     2.6. Purchase Price. The aggregate purchase price for all of the Purchased Assets shall be $3 million, plus (i) the assumption of the Assumed Liabilities and (ii) amounts payable for the inventory, as provided in this Section 2.6 below, and petty cash, as provided in Section 2.2 (the "Purchase Price"). At the close of business on the last business day prior to the Closing Date, Seller and Buyers shall take a physical count of Seller's inventory being sold by Seller to Buyers under this Agreement. Seller's inventory shall include concession products, candy items, paper goods and other similar items, but shall not include projector bulbs which shall be deemed to be equipment for purposes of this Agreement. Inventory shall be valued at Seller's cost, determined on a first-in-first-out basis. Buyers shall pay Seller for all inventory at the Closing, provided that such inventories do not exceed amounts that would be expected as customary in the ordinary course of business.

     2.7. Closing. The consummation of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the consummation of the other transactions contemplated hereby (the "Closing") shall take place at 11:00 a.m., local time, on December 13, 1996 at the offices of Orloff, Lowenbach, Stifelman & Siegel, P.A., 101 Eisenhower Parkway, Roseland, NJ 07068-1082 or at such other time, date or place as the parties agree (the "Closing Date"). Closing shall be effective at 12:01 a.m. on the Closing Date.

     2.8. Payment of Purchase Price. At Closing, the Purchase Price shall be paid by Buyers and CCG to Seller as follows:

          (i) by delivery of the Secured Note and the Letter of Credit;

          (ii) by Buyers' assumption of the Assumed Liabilities pursuant to the Assumption Agreements; and

          (iii) by delivery of the Subordinated Note.

Buyers acknowledge, agree and intend that the Secured Note is and be secured by the Letter of Credit. Seller and Buyers acknowledge and agree that (A) $1,850,000 of the principal amount of the Secured Note is allocable to the purchase price for the Owned Real Estate pursuant to the Real Estate Purchase Agreement, and Realty Corp. is a maker of the Secured Note for that purpose, (B) the remainder of the principal amount of the Secured Note, $2,550,000, is allocable to the Purchase Price for the Purchased Assets hereunder, and (C) CCG is delivering the Subordinated Note for the remainder of the purchase price for the Owned Real Estate pursuant to the Real Estate Purchase Agreement, $150,000, and for the remainder of the Purchase Price for the Purchased Assets hereunder, $450,000.

     2.9. Allocation of Purchase Price. The Purchase Price shall be allocated among the Buyers as follows: $1 million from Tenafly Buyer for the Tenafly Purchased Assets, $1 million from Bergenfield Buyer for the Bergenfield Purchased Assets and $1 million from Closter Buyer for the Closter Purchased Assets, plus any Assumed Liabilities allocable to each Buyer. Such Purchase Price allocation shall be further allocated among the respective Tenafly, Closter and Bergenfield Purchased Assets as follows: $223,000 shall be allocated to furniture and fixtures for the Tenafly Cinema, $157,000 shall be allocated to furniture and fixtures for the Bergenfield Cinema, $152,000 shall be allocated to furniture and fixtures for the Closter Cinema, and the remainder of the Purchase Price thereof being allocated to other respective Tenafly, Closter and

Bergenfield Purchased Assets (other than inventory which will be allocated in accordance with Section 2.6) and goodwill. Buyers and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise.

     2.10. Title. Title to all Purchased Assets shall pass from Seller to Buyers at Closing, subject to the terms and conditions of this Agreement. Buyers assume no risk of loss to the Purchased Assets prior to Closing.

     2.11. Certain Consents. Nothing in this Agreement shall be construed as an attempt to assign any Contract or Permit included in the Purchased Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyers as an incident of the assignments provided for by this Agreement.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Buyers and CCG to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyers and CCG as follows:

     3.1. Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has the power and authority to own or lease its properties, carry on the Business as now conducted, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

     3.2. Authorization; Enforceability. This Agreement and each Other Agreement to which Seller is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms. Each Other Agreement to which Seller is to become a party pursuant to the provisions hereof, when executed and delivered by Seller, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Seller.

     3.3. No Violation of Laws or Agreements; Consents. Neither the execution and delivery of this Agreement or any Other Agreement to which Seller is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Seller will: (i) contravene any provision of any Governing Document of Seller, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any Purchased Asset or any other material contract, agreement or instrument to which Seller is a party or by which any of its assets may be bound or affected, (iii) result in the creation, maturation or acceleration of any Assumed Liability or any other Liability of Seller (or give to any other Person the right to cause such a creation, maturation or acceleration), (iv) violate any Law or violate any judgment or order of any Governmental Body to which Seller is subject or by which any of the Purchased Assets or any of its other assets may be bound or affected, or (v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or give to any other Person any interest or right therein. Except for the consent of the landlord under the Closter Lease, Valley National Bank and Intouch Technologies (each of which consent shall be obtained prior to Closing), no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by Seller of this Agreement or any of the Other Agreements to which it is or is to become a party pursuant to the provisions hereof or the consummation by Seller of the transactions contemplated hereby or thereby.

     3.4. Cinema Income Statements. Attached hereto as Exhibit F are the income statements for the Cinemas for the eleven month period ended November 30, 1996 (the "Income Statements"). Except for the failure to reflect allocated corporate overhead and normal year-end adjustments, the Income Statements (i) have been prepared in accordance with GAAP on a consistent basis, and (iii) fairly present the results of operation of the Cinemas for the eleven month period then ended in accordance with GAAP. Seller has no money due and owing to any film distributor in connection with the Cinemas except for money owing in the normal course of business for which an amount is not ascertainable to pay or which is not due prior to Closing. The aggregate gross box office revenues for the Cinemas for calendar year 1995 was $1,772,745 and for the period from January 1, 1996 through November 30, 1996 was $1,701,656. The aggregate gross concession revenues for the Cinemas for calendar year 1995 was $504,905 and for the period from January 1, 1996 through November 30, 1996 was $508,683.

     3.5. No Changes. Since November 30, 1996, Seller has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing sentence, since November 30, 1996, there has not been any: (i) material adverse change in the Purchased Assets, Assumed Liabilities, Real Estate; (ii) damage or destruction to any Purchased Asset or Real Estate, whether or not covered by insurance; (iii) strike or other labor trouble at the Cinemas; (iv) increase in the salary, wage or bonus of any employee of the Cinemas; or (v) agreement or commitment to do any of the foregoing. Since November 25, 1996, Seller has not made any material changes, substitutions or replacements to the equipment, furniture or fixtures at the Cinemas.

     3.6. Taxes. Seller, its Affiliates and Seller's Predecessor, have filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to the Law of each governmental authority with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete. Seller and Seller's Predecessor has paid or will pay all Taxes that have or will become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns. Seller and Seller's Predecessor have withheld and paid all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     3.7. Undisclosed Liabilities. Except for the Assumed Liabilities, Seller has no, and after Closing shall have no, Liabilities of any kind or nature whatsoever that would attach to the Purchased Assets or for which any Buyer or CCG may become liable.

     3.8. Condition of Assets; Title; Business. Seller has good, marketable and exclusive title to all of the Purchased Assets, except that Seller does not make any representation as to the title with respect to the names "Tenafly Cinema", "Bergenfield Cinema" or "Closter Cinema". The tangible Purchased Assets are in operating condition suitable for the purposes for which they are used in the Business. A new roof on the Closter Cinema was installed within the two year period prior to the date hereof. A new roof on the Tenafly Cinema was installed within the one year period prior to the date hereof. A new roof on one half of the Bergenfield Cinema was installed within the one year period prior to the date hereof, and a new roof on the remaining portion of the Bergenfield Cinema is currently being installed. The warranties for the foregoing mentioned roofs may not be included in the Purchased Assets. None of the Purchased Assets is subject to any Encumbrance. Schedule 3.8 identifies any property located on the Real Estate (other than on the portion of the Real Estate subject to the Tenant Leases) that is not owned by Seller. The Purchased Assets do not contain any shares of capital stock of or other equity interest in any Person. On the Closing Date, the Purchased Assets will include (i) one functioning xenon projector bulb for each auditorium in each Cinema, and (ii) one new, unused, spare xenon projector bulb for each type of projector at each Cinema location.

     3.9. No Pending Litigation or Proceedings. No action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("Litigation") is pending or, to the knowledge of Seller, threatened against or affecting Seller, the Business, any of the Purchased Assets, the Assumed Liabilities, the Real Estate, or any of the transactions contemplated by this Agreement or any Other Agreement except for claims for personal injury and workers compensation. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Seller, the Business, any of the Purchased Assets, the Assumed Liabilities, the Real Estate, or any of the transactions contemplated by this Agreement or any Other Agreement. Seller does not have pending any Litigation against any third party related to the Business.

     3.10. Contracts; Compliance. Disclosed on Schedule 3.10 is a list of each written contract, lease or other agreement, that affects or is used in the Business or the Real Estate (collectively, the "Contracts"). Each Contract is a legal, valid and binding obligation of Seller and is in full force and effect. Except as disclosed on Schedule 3.10, Seller and each other party to each Contract has performed all obligations (but with respect to the Tenant Leases, all material obligations) required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and, to Seller's knowledge, no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. Seller is not currently renegotiating any Contract nor has Seller received any notice of non-renewal or price increase with respect to any Contract.

     3.11. Permits; Compliance with Law. Subject to Section 5.10, Seller holds and the Purchased Assets include to the extent assignable all health department and certificates of occupancy required under any applicable Law in connection with the operation of the Business and use and occupancy of the Real Estate ("Permits"). Seller has received no notice of any violation of Law which has not been remedied or rectified.

     3.12. Real Estate. Schedule 3.12 discloses and summarizes all Owned Real Estate and all Leased Real Estate. Seller has good and marketable fee simple title to all Owned Real Estate shown as owned by it on Schedule 3.12, free and clear of all Encumbrances other than Permitted Encumbrances. Seller has the right to quiet enjoyment of all Leased Real Estate, including all renewal rights, of the lease or similar agreement relating thereto. Copies of all title insurance policies written in favor of Seller and all surveys relating to the Real Estate owned by Seller have been delivered to Buyers. Seller has not received any written or oral notice of assessments for public improvements against any Real Estate or any written or oral notice or order by any Governmental Body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that relates to violations of building, safety or fire ordinances or regulations, claims any defect or deficiency with respect to any of such properties or requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same, which in each case has not been remedied or rectified. Each parcel of Real Estate owned by Seller is considered a separate parcel of land for taxing and conveyancing purposes. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Estate. Seller has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to the Real Estate. Except as provided in the Tenant Leases, none of the Real Estate is leased to any person. The Closter Lease and the Tenant Leases are in full force and effect in accordance with their terms, and have not been modified or amended and, to Seller's knowledge, no party thereto is in default under any of the terms contained therein. Neither Seller nor Seller's Predecessor has deposited any security deposit with the landlord of the Closter Lease. The amount of the Security Deposits held by Seller are identified on Schedule 3.12.

     3.13. Labor Relations. No employee of Seller is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of Seller, threatened against, involving, affecting or potentially affecting Seller. No complaint against Seller or Seller's Predecessor is pending or, to the knowledge of Seller, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of Seller or Seller's Predecessor. To Seller's knowledge, Seller has no Liability for any occupational disease of any of its employees, former employees or others.

     3.14. Insurance. Schedule 3.14 discloses all insurance policies on an "occurrence" basis with respect to which Seller or Seller's Predecessor is the owner, insured or beneficiary.

     3.15. Intellectual Property Rights. Seller neither owns nor is licensee to any form of Intellectual Property Rights related to the Cinemas other than the names "Tenafly Cinema", "Closter Cinema" and "Bergenfield Cinema" and the name "Magic Cinemas", which is a Retained Asset, and rights to show films to the public according to agreements which are Retained Assets and Retained Liabilities and rights under the In-Touch Agreement. To the knowledge of Seller, no other Person has any rights to the names "Tenafly Cinema", "Closter Cinema" or "Bergenfield Cinema". To the knowledge of Seller, Seller is not infringing upon the intellectual property rights of any other Person.

     3.16. Employee Benefits. Except for medical and dental coverage, life insurance, and long-term disability plans described on Schedule 3.16 for those managers of the Cinemas identified on Schedule 3.16, Seller does not maintain any Benefit Plan for any employees employed at the Cinemas. After the Closing, no Buyer or CCG will have any Liability, with respect to any Benefit Plan of Seller or any other member of the Seller Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal Liability or otherwise. Schedule 3.16 identifies the names of all employees of Seller employed at the Cinemas, including each listed employee's address, current compensation, vacation time to which he or she is entitled and vacation time so far taken. Schedule 3.16 also includes copies of Seller's payroll records for all persons currently employed by Seller at the Cinemas. There are no written or oral agreements or arrangements providing for the employment by Seller of any person at the Cinemas other than "at will" agreements. All employees of Seller at the Cinemas are employees at will. Seller does not provide a motor vehicle to any employee of Seller at the Cinemas.

     3.17. Environmental Matters. Except as disclosed in Schedule 3.17:

     (a) Compliance; No Liability. Seller and Seller's Predecessor have operated the Business and each parcel of Real Estate in material compliance with all applicable Environmental Laws. To Seller's knowledge, Seller is not subject to any Liability, penalty or expense (including legal fees) in connection with the Business or ownership or leasing of the Real Estate by virtue of any violation of any Environmental Law arising out of events occurring between October, 1993 and the Closing Date, any environmental activity conducted on or with respect to any property arising out of events occurring between October, 1993 and the Closing Date or any environmental condition existing on or with respect to any property arising out of events occurring between October, 1993 and the Closing Date, in each case whether or not Seller or Seller's Predecessors permitted or participated in such act or omission.

     (b) Treatment; CERCLIS. Neither Seller nor Seller's Predecessors have treated, stored, recycled or disposed of any Regulated Material on any Real Estate in violation of applicable Environmental Laws, and, to Seller's knowledge, no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Estate in violation of applicable Environmental Laws between October 1993 and the Closing Date. To Seller's knowledge after due inquiry, there has been no release of any Regulated Material at, on or under any Real Estate between October 1993 and the Closing Date. Neither Seller nor Seller's Predecessors have transported or arranged for the transportation of any Regulated Material from the Cinemas to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against Seller or Seller's Predecessor for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund.

     (c) Notices; Existing Claims; Certain Regulated Materials; Storage Tanks. Neither Seller nor Seller's Predecessors have received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. To Seller's knowledge, Seller is not required to place any notice or restriction relating to the presence of any Regulated Material at any Real Estate or in any deed to any Real Estate. There has been no past, and there is no pending or contemplated, claim by Seller or Seller's Predecessor under any Environmental Law or Laws based on actions of others that may have impacted on the Real Estate, and neither Seller nor Seller's Predecessors has entered into any agreement with any Person regarding any remedial action or existing environmental Liability or expense with respect to any of the Real Property or any real property adjacent to the Real Property. To Seller's knowledge, all storage tanks located on the Real Estate, whether underground or aboveground, are disclosed on Schedule 3.17. To Seller's knowledge, the landlord at the Closter Lease closed an underground storage tank located at the Closter Cinema. Seller has not closed or caused to be closed any underground storage tank on the Real Estate.

     3.18. Finders' Fees. Neither Seller nor any of its officers, managers or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

     As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyers and CCG jointly and severally represent and warrant to Seller as follows:

     4.1. Organization. Each Buyer and CCG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

     4.2. Authorization and Enforceability. This Agreement and each Other Agreement to which each Buyer and CCG is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of each Buyer and CCG, enforceable against it in accordance with their respective terms. Each Other Agreement to which each Buyer and CCG is to become a party pursuant to the provisions hereof, when executed and delivered by each Buyer and CCG, will constitute the legal, valid and binding obligation of each Buyer and CCG, enforceable against each Buyer and CCG in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by each Buyer and CCG.

     4.3. No Violation of Laws; Consents. Neither the execution and delivery of this Agreement or any Other Agreement to which each Buyer or CCG is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by each Buyer or CCG will: (i) contravene any provision of the Governing Documents of any Buyer or CCG, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any contract, agreement or instrument to which any Buyer or CCG is a party or by which any of their assets may be bound or affected, (iii) result in the creation, maturation or acceleration of any Liability of any Buyer or CCG (or give to any other Person the right to cause such a creation, maturation or acceleration), or (iv) violate any Law or any judgment or order of any Governmental Body to which any Buyer or CCG is subject or by which any of its assets may be bound or affected. Except for the consent of Provident Bank, which will be obtained before Closing, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by each Buyer or CCG of this Agreement or any of the Other Agreements to which each Buyer or CCG is or is to become a party pursuant to the provisions hereof or the consummation by each Buyer or CCG of the transactions contemplated hereby or thereby.

     4.4. No Pending Litigation or Proceedings. No Litigation is pending or, to the knowledge of any Buyer or CCG, threatened against or affecting CCG or any Affiliate of CCG in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which each Buyer and CCG is or is to become a party or that would, to CCG's knowledge, have a material adverse effect on CCG's business considered as a whole. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting CCG or any Affiliate of CCG in connection with the transactions contemplated by this Agreement or any Other Agreement to which any Buyer or CCG is or is to become a party or that would, to CCG's knowledge, have a material adverse effect on CCG's business considered as a whole.

     4.5. Finders' Fees. Neither Buyer, CCG nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

     4.6. CCG Financial Statements. Attached hereto as Exhibit G are CCG's consolidated balance sheet and income statement at September 30, 1996 and for the nine month period then ended. Subject to normal year-end adjustments, the absence of footnotes, a potential reduction of CCG's stockholders' equity of up to approximately $1 million (for reasons discussed with Seller) and possible variations in depreciation and amortization methods, such balance sheet and income statement fairly present in all material respects the consolidated financial position and consolidated results of operation of CCG as of September 30, 1996 and for the nine-month period then ended in accordance with GAAP. Since September 30, 1996, to CCG's knowledge, no event or condition has occurred that would have a material adverse effect on CCG and its subsidiaries considered as a whole.

     4.7. Stock Ownership. CCG owns all of the issued and outstanding capital stock of the Buyers.

                                   ARTICLE V.
                                CERTAIN COVENANTS

     5.1. Conduct of Business Pending Closing. From and after the date hereof and until the Closing Date, unless Buyers shall otherwise consent in writing, Seller shall conduct its affairs as follows:

     (a) Ordinary Course; Compliance. The Business shall be conducted only in the ordinary course and consistent with past practice. Seller shall maintain the Purchased Assets, the Real Estate and Assumed Liabilities consistent with past practice and shall comply in a timely fashion with the provisions of all Contracts and Permits and its other agreements and commitments. Seller shall use its best efforts to keep the Business organization intact, keep available the services of its present employees and preserve the goodwill of its suppliers, patrons and others having business relations with it. Seller shall maintain in full force and effect its policies of insurance, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

     (b) Prohibited Transactions. Seller shall not: (i) amend or terminate any Contract or Permit; (ii) fail to pay any Liability or charge when due, other than Liabilities contested in good faith by appropriate proceedings; (iii) enter into any employment or consulting contract or arrangement with any employee of the Cinemas; (iii) take any action or omit to take any action that is reasonably likely to result in the occurrence of any event described in Section 3.5; or
(vi) take any action or omit to take any action that will cause a breach or termination of any Permit or Contract, other than termination by fulfillment of the terms thereunder.

     (c) Access, Information and Documents. Seller shall give to Buyers and to Buyers' employees and representatives (including accountants, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their workpapers) of Seller solely as they relate to the Cinemas and shall furnish to Buyers all such documents and copies of documents and all information with respect to the properties, Liabilities and affairs of Seller (solely as they relate to the Cinemas) as Buyers may reasonably request, including but not limited to weekly reports of gross box office and concession receipts at the Cinemas, at the same time such reports are available to Seller's management.

     5.2. Fulfillment of Agreements. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other under
Article VI that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Seller shall, prior to Closing, obtain the consents referred to in Section 3.3.

     5.3. Employment, Severance and Termination Payments. Seller agrees to pay, perform and discharge any and all severance payments, payroll and employment related Liabilities with respect to employees of Seller at the Cinemas accruing up to the close of business on the date immediately preceding the Closing Date or which result from the transfer of the Purchased Assets hereunder and the employment by Buyers of those employees and shall indemnify and hold harmless Buyers and its directors, officers and Affiliates from and against any and all losses, Liabilities, damages, costs and expenses, including reasonable legal fees and disbursements, that any of the aforesaid may suffer or incur by reason of or relating to any such Liabilities. Buyers shall be responsible for all Liabilities first arising on the Closing Date related to the employment by Buyers of such employees (other than Liabilities by virtue of agreements or arrangements between such employees and Seller or by virtue of Seller's Benefit Plans), and Buyers shall indemnify and hold harmless Seller and its members, officers and Affiliates from and against any and all losses, Liabilities, damages, costs and expenses, including reasonable legal fees and disbursements, that any of the aforesaid may suffer or incur by reason of or relating to any such Liabilities.

     5.4. Seller's Employees. Buyers shall have the right, but not the obligation to offer employment to Hank D. Jenkins, Bobby Krevet, Jonathon Johnson and Brian Lundgren and any of the part-time employees of Seller who are employed at the Cinemas. Buyers and CCG acknowledge that they shall not be entitled to offer employment to John DeLuca ("DeLuca"), currently a manager at the Bergenfield Cinema, who shall remain a full time employee of Seller; provided, however, that for a period commencing on the Closing Date up to and including January 31, 1997, Seller shall make DeLuca available to Buyers and CCG to assist them during such transition period. In consideration for making DeLuca available to Buyers and CCG, Buyers and CCG shall pay Seller $660 for each full week that DeLuca performs services to Buyers or CCG. Such amount shall be prorated for any partial week for which DeLuca provides services to Buyers or CCG. Buyers shall have no obligation to compensate DeLuca for any such services. At or prior to the Closing, Seller shall fully compensate all employees of Seller at the Cinemas for all work performed through and including the Closing Date. Seller does not guaranty that any of the employees to which Buyers or CCG will offer employment will accept such offer of employment.

     5.5. Workers' Compensation and Disability Claims.

     (a) Seller's Liability. Seller shall remain liable for all Liability for all workers' compensation, disability and occupational diseases of or with respect to all of Seller's employees attributable to injuries, claims, conditions, events and occurrences occurring on or before the Closing Date.

     (b) Buyers' Liability. Buyers shall be liable for all Liability for all workers' compensation, disability and occupational diseases of or with respect to all of employees of Seller hired by Buyers attributable to injuries, claims, conditions, events and occurrences first occurring after the Closing Date.

     5.6. Covenant Not to Compete.

     (a) Restriction. For a period of five years from and after the Closing Date, Seller shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as an officer, employer, stockholder, partner or otherwise with, any cinema within a five mile radius of any Cinema. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section.

     (b) Enforcement. The restrictive covenant contained in this Section is a covenant independent of any other provision of this Agreement and the existence of any claim that Seller may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. Seller agrees that Buyers' remedies at law for any breach or threat of breach by Seller of the provisions of this Section will be inadequate, and that Buyers shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyers may be entitled at law or equity. In the event of litigation regarding this covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyers seek to enforce this covenant. Should any provision of this Section be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

     5.7. Publicity. Seller and Buyers shall not issue any press release or otherwise make any announcements to the public or the employees of Seller with respect to this Agreement prior to the Closing Date without the prior written consent of the other, except as required by Law.

     5.8. Transitional Matters. Seller shall cooperate with and assist Buyers and its authorized representatives in order to provide, to the extent reasonably requested by Buyers, an efficient transfer of control of the Purchased Assets and the Real Estate and to avoid any undue interruption in the activities and operations of the Business and the Real Estate following the Closing Date. Seller shall not cause any utilities to be disconnected until the Buyers shall have established an account for such utility in Buyers' own name. Seller shall assist in transferring to each Buyer the telephone numbers for each Cinema location. Buyers shall be liable to Seller for the utility payments for any utility maintained by the Seller after the Closing Date. On or prior to the 180th day after the Closing Date, Buyers shall remove the name "Magic Cinemas" and related logo from any place in or about the Cinemas it appears, including without limitation all signs. Prior to Closing, Seller shall remove all of its movie trailers from films at the Cinemas.

     5.9. Books and Records. Seller shall not destroy or dispose of any books, records, and files relating to the Business to the extent that they pertain to the Business prior to the Closing Date and to the extent such information is reasonably necessary for CCG's audit of Seller's financial statements for the Cinemas for 1995 and 1996 until CCG has completed such audit and for a period of three years thereafter. Seller shall permit and cooperate and assist Buyers, at Buyers' expense, in the preparation of an audit of Seller's financial statements for the Cinemas for calendar years 1995 and 1996 or as required in connection with a public offering of securities by CCG or any Affiliate of CCG. Seller shall have no Liability or responsibility for such audit or such public offering. Seller will, at Buyer's request, supply Buyers with film booking statistics for the year preceding Closing.

     5.10. Permits; N.J. ISRA. Seller shall use its best efforts to provide to Buyers valid Permits for each Cinema prior to Closing. In the event that Seller is unable to do so by Closing, then Seller shall provide Buyers with such Permits within 30 days after Closing. Any Liability associated with such Permits shall be the obligation of Buyers but shall be deemed to be Buyers Damages for purposes of Article VII and shall count toward the Basket Amount. Seller shall use its best efforts to obtain prior to Closing letters of Non-Applicability with respect to the Real Estate under the New Jersey Industrial Site Recovery Act (PL 1993, ch. 39). In the event that Seller is unable to do so by Closing, then Seller shall use its best efforts to provide Buyers with such letters within 30 days after Closing.

                                   ARTICLE VI.
                       CONDITIONS TO CLOSING; TERMINATION

     6.1. Conditions Precedent to Obligation of Buyers. The obligation of Buyers and CCG to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyers or CCG at Buyers' or CCG's sole option:

     (a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Seller shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

     (b) Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would, after Closing, limit or adversely affect Buyers' ownership of the Purchased Assets or the Owned Real Estate in a manner different from Seller', and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

     (c) No Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the Purchased Assets, results of operations, prospects or condition, of the Cinemas or the Real Estate.

     (d) Closing Certificate.
     If Closing occurs after the date hereof, Seller shall have delivered a certificate, dated the Closing Date certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (c) of this Section. Such certificate shall constitute a representation and warranty of Seller with regard to the matters therein for purposes of this Agreement.

     (e) Closing Documents. Buyers and CCG shall have received the other documents referred to in Section 6.3(a). All agreements, certificates, opinions and other documents delivered by Seller to Buyers and CCG hereunder shall be in form and substance reasonably satisfactory to Buyers and CCG.

     (f) Title Insurance. Buyers, at their sole cost and expense, shall have obtained for all Real Estate final marked commitments to issue to Buyers ALTA (1990-Form B with appropriate state endorsements) owner's policies of title insurance in coverage amounts equal to the fair market values of the Real Estate, insuring good and marketable fee simple title to the Owned Real Estate and good title to the Leased Real Estate with mechanic's liens coverage and such endorsements as Buyers may have reasonably requested and with exceptions only for ALTA standard printed exceptions (other than mechanic's and materialmen's liens and rights of possession), and Permitted Encumbrances.

     (g) Certain Real Estate Deliveries. Buyers shall have received with respect to the Owned Real Estate:

          (i) at Buyers' sole expense, surveys of such property which conform to the standards set forth in the ALTA/American Congress on Surveying and Mapping Minimum Standard Detail Requirements for Land Title Surveys and which disclose no state of facts inconsistent with the representations and warranties of Seller set forth in Section 3.12 hereof and are otherwise reasonably acceptable to Buyers;

          (ii) an affidavit of Seller in the form of Exhibit H; and

          (iii) a certificate, duly executed and acknowledged by an officer of Seller under penalties of perjury, in the form prescribed by Treasury Regulation ss. 1.1445-2(b)(2)(iii), stating Seller's name, address and Federal tax identification number, and that it is not a "foreign person" within the meaning of Section 1445 of the Code.

     (h) Real Estate Purchase Agreement. Seller shall have closed under the Real Estate Purchase Agreement.

     (i) Release or Termination of Mortgage and Other Encumbrances. Seller shall have caused Valley National Bank's first mortgage on the Real Estate and all of its other liens on the Purchased Assets to be released.

     (j) Leased Real Estate Matters. Buyers shall have received from each lessor of the Closter Lease consent to assignment of leasehold interest, consent to leasehold mortgage, and estoppel certificates, nondisturbance agreements, and other documents as shall be reasonably requested by Provident Bank, all in form and substance satisfactory to Buyers and Provident Bank.

     (k) Consents. Seller shall have received the other consents, approvals and actions of the Persons identified in Section 3.3.

     6.2. Conditions Precedent to Obligation of Seller. The obligation of Seller to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Seller at Seller's sole option:

     (a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Buyers and CCG contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Buyers and CCG shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

     (b) Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions.

     (c) Closing Certificate. If Closing occurs after the date hereof, Buyers and CCG shall have delivered a certificate, dated the Closing Date certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this
Section 6.2. Such certificate shall constitute a representation and warranty of Buyers with regard to the matters therein for purposes of this Agreement.

     (d) Closing Documents. Seller shall also have received the other documents referred to in Section 6.3(b). All agreements, certificates, opinions and other documents delivered by Buyers to Seller hereunder shall be in form and substance reasonably acceptable to counsel for Seller, in the exercise of such counsel's reasonable professional judgment.

     (e) Real Estate Purchase Agreement. Realty Corp. shall have closed under the Real Estate Purchase Agreement.

     6.3. Deliveries and Proceedings at Closing.


     (a) Deliveries by Seller. Seller shall deliver or cause to be delivered to Buyers at the Closing:

          (i) General warranty bills of sale and instrument of assignment to the Purchased Assets in the form attached hereto as Exhibit I.

          (ii) Assignments of all transferable or assignable licenses, Permits and warranties relating to the Purchased Assets and of any Intellectual Property included in the Purchased Assets, duly executed and in forms acceptable to Buyers.

          (iii) The Assumption Agreements.

          (iv) An assignment of the Closter Lease in the form attached hereto as Exhibit J.

          (v) Certificates of the appropriate public officials to the effect that Seller was a validly existing limited liability company in good standing in its state of formation as of a date not more than 15 business days prior to the Closing Date.

          (vi) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of Seller and certified by its Chief Executive Officer or Executive Vice President.

          (vii) True and correct copies of the Seller's Certificate of Formation certified by its Chief Executive Officer as of the Closing Date.

          (viii) Certificates of Seller (A) setting forth all resolutions of the managers of Seller and, if necessary, the members of Seller authorizing the execution and delivery of this Agreement and the Other Agreements and the performance by Seller of the transactions contemplated hereby and thereby, and (B) to the effect that the Certificate of Formation of Seller delivered pursuant to Section 6.3(a)(vii) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

          (ix) The opinion of Orloff, Lowenbach, Stifelman & Siegel, P.A. legal counsel to Seller, in substantially the form of Exhibit K.

          (x) Keys for each Cinema location.

          (xi) All vendor warranties (which may include those for the roofs on each Cinema) respecting the Purchased Assets.

          (xii) Notices to all tenants under the Tenant Leases.

          (xiii) The Security Deposits under the Tenant Leases.

          (xiv) Such other agreements and documents as Buyers may reasonably request.

     (b) Deliveries by Buyers. Buyers shall deliver or cause to be delivered to Seller at the Closing:

          (i) The Secured Note and the Letter of Credit.

          (ii) The Assumption Agreements.

          (iii) The Subordinated Note.

          (iv) A certificate of the appropriate public official to the effect that each Buyer and CCG is a validly existing corporation in the State of Delaware as of a date not more than 15 business days prior to the Closing Date.

          (v) Incumbency and specimen signature certificates signed by the officers of Buyers and CCG and certified by the Secretary of each Buyer and CCG.

          (vi) True and correct copies of the Certificates of Incorporation of Buyers and CCG as of a date not more than 15 business days prior to the Closing Date, certified by the Secretary of State of Delaware.

          (vii) A certificate of the Secretary of each Buyer and CCG (A) setting forth all resolutions of the Board of Directors of each Buyer and CCG authorizing the execution and delivery of this Agreement and Other Agreements and the performance by Buyers and CCG of the transactions contemplated hereby and thereby, certified by the Secretary of each Buyer and CCG and (B) to the effect that the Certificates of Incorporation of Buyers delivered pursuant to Section 6.3(b)(vi) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

          (viii) The opinion of Kirkpatrick & Lockhart LLP, counsel to Buyers and CCG, in substantially the form of Exhibit L.

          (ix) Such other agreements and documents as Seller may reasonably request.

     6.4. Termination.

     (a) Mutual Consent; Failure of Conditions. Except as provided in Section 6.4(b), this Agreement may be terminated at any time prior to Closing by: (i) mutual consent of Buyers, CCG and Seller; (ii) Buyers and CCG, if any of the conditions specified in Section 6.1 hereof shall not have been fulfilled by December 20, 1996 and shall not have been waived by Buyers and CCG; or (iii) Seller, if any of the conditions specified in Section 6.2 hereof shall not have been fulfilled by December 20, 1996 and shall not have been waived by Seller. In the event of termination of this Agreement by either Buyers, CCG or Seller pursuant to clause (ii) or (iii) of the immediately preceding sentence, Buyers and CCG, on the one hand, and Seller on the other hand shall be liable to the other for any breach hereof by such party, which breach led to such termination, and the rights and obligations of the parties set forth in Sections 7.2, 7.3 and
8.1 shall survive such termination. Buyers, CCG and Seller shall also be entitled to seek any other remedy to which it may be entitled at law or in equity in the event of such termination, which remedies shall include injunctive relief and specific performance. Notwithstanding the foregoing, in the event that this Agreement is terminated by one party hereto pursuant to clause (ii) or (iii) of the first sentence of this Section solely as a result of a breach by the other party hereto of a representation or warranty of such other party as of a date after the date of this Agreement, which breach could not have been reasonably anticipated by such other party and was beyond the reasonable control of such other party, then the remedy of the party terminating this Agreement shall be limited solely to recovery of all of such party's costs and expenses incurred in connection herewith.

     (b) Casualty Damage. Notwithstanding anything else herein to the contrary, if prior to Closing the Purchased Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the immediate repair of which would cost more than $50,000, Buyers at their option, which may be exercised by written notice given to Seller within ten business days after Buyers' receipt of notice of such loss, may declare this Agreement null and void, or Buyers may Close subject to reduction of the Purchase Price by the amount of any applicable insurance deductible which shall be paid by Buyers and assignment to Buyers of the proceeds from any insurance carried by Seller covering such loss. If prior to Closing the Purchased Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the repair of which would cost $50,000 or less, such event shall not excuse Buyers from their obligations under this Agreement, but the Purchase Price shall be reduced by an amount equal to the amount of such cost and Seller shall be entitled to retain the net insurance proceeds collected or to be collected by Seller.

                                  ARTICLE VII.
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     7.1. Survival of Representations. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing; provided, however, that, representations and warranties hereunder shall survive for a period of two years after the Closing Date, with the exception of the representations and warranties contained in Section 3.6 and the first sentence of Section 3.8, all of which shall survive for the period of the applicable statute of limitations plus 90 days. All claims for damages made by virtue of any representations, warranties and agreements herein shall be made under, and subject to the limitations set forth in, this Article VII. The representations and warranties set forth in Articles III and IV are cumulative, and any limitation or qualification set forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein. Except the representations and warranties of each party hereto expressly contained in this Agreement or the Other Agreements, no party hereto is making and specifically disclaims any representations or warranties of any kind or character, express or implied.

     7.2. Indemnification by Seller. Seller shall indemnify, defend, save and hold Buyers, CCG and their officers, directors, employees, agents and Affiliates (collectively, "Buyers Indemnitees") harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing but excluding any Liability for lost profits; collectively, "Buyers Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Buyers Indemnitees, directly or indirectly, in connection with, arising out of, resulting from, or which would not have occurred but for, (i) a breach of any representation or warranty made by Seller in this Agreement, in any certificate or document furnished pursuant hereto by Seller or any Other Agreement to which Seller is or is to become a party, (ii) a breach or nonfulfillment of any covenant or agreement made by Seller in or pursuant to this Agreement and in any Other Agreement to which Seller is or is to become a party, (iii) any Retained Liability, (iv) any successor liability (or Liabilities based on similar theories) arising out of any facts or circumstances occurring prior to the Closing Date or Liability arising out of or attaching by virtue of Seller being a member of a controlled group or affiliated group of entities, and (v) the provisions of 29 U.S.C. ss. 1161-1168, as same may be amended from time to time, and the regulations and rulings thereunder, with respect to the employees of Seller at the Cinemas.

     7.3. Indemnification by Buyer. Buyers and CCG shall indemnify, defend, save and hold Seller and its officers, directors, employees, Affiliates and agents (collectively, "Seller Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing but excluding any Liability for lost profits; collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, resulting from, or which would not have occurred but for, (i) a breach of any representation or warranty made by Buyers or CCG in this Agreement or in any certificate or document furnished pursuant hereto by Buyers or CCG or any Other Agreement to which Buyers or CCG is or is to become a party, (ii) a breach or nonfulfillment of any covenant or agreement made by any Buyer or CCG in or pursuant to this Agreement and in any Other Agreement to which any Buyer or CCG is or is to become a party, and (iii) any Assumed Liability.

     7.4. Waiver of Statute of Limitations. Each party hereto waives any applicable statute of limitations that may be applicable to Damages arising under clauses (iii), (iv) and (v) of Section 7.2 and clause (iii) of Section 7.3.

     7.5. Notice of Claims. If any Buyers Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under this Article VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this
Article VII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

     7.6. Third Party Claims. The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Party to participate in the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party.

     7.7. Limitation on Indemnification. No Indemnified Party shall be entitled to make a claim for indemnification for inaccuracy in or breach of representation or warranty pursuant to clause (i) of Section 7.2 until the cumulative and aggregate amount of all Damages as a result of all matters covered by clause (i) of Section 7.2 exceeds $30,000 (the "Basket Amount"). If and when such damages do exceed the Basket Amount, then the Indemnified Party shall be entitled to indemnification for all such damages in excess of the Basket Amount; provided, however, that in calculating the Basket Amount, Buyers Indemnitees shall be permitted to include the cost to the Bergenfield Buyer of replacing the remainder of the roof at the Bergenfield Cinema and any Liabilities associated with the Permits in accordance with Section 5.10. Any indemnification payment under this Agreement shall take into account any insurance proceeds or other third party reimbursement actually received (other than the proceeds of any self insurance or, to the extent it is the economic equivalent of self insurance, any insurance that is retrospectively rated). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller be liable for Buyers Damages in excess of an amount equal to the aggregate amount of cash payments of principal received by Seller under the Secured Note and the Subordinated Note.

     7.8. Payment. All indemnification payments under this Article VII shall be made promptly in cash.

     7.9. Exclusive Remedies. The indemnification set forth in this Section 7.2 and 7.3 shall be Buyers', CCG's and Seller's exclusive remedy for all matters referred to therein in addition to Seller's rights of acceleration as expressly set out in the Subordinated Note.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

     8.1. Costs and Expenses. Buyers and CCG, on the one hand, and Seller, on the other hand, shall each pay its respective expenses, brokers' fees and commissions and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. All transfer taxes incurred as a result of the transfer of the Purchased Assets shall be paid by Seller.

     8.2. Proration of Expenses. All accrued expenses associated with the Real Estate included in the Purchased Assets, such as rents and other charges under the Closter Lease and the Tenant Leases, electricity, gas, water, sewer, telephone, property taxes, security services and similar items, shall be prorated between Buyers and Seller as of the Closing Date. Buyers and Seller shall settle such amounts within 30 days after Closing.

     8.3. Bulk Sales. The parties hereto waive compliance with the provisions of any bulk sales law applicable to the transactions contemplated hereby, and, notwithstanding anything else in this Agreement to the contrary, Seller shall hold Buyers harmless from and against all claims asserted against the Purchased Assets or the Buyers pursuant to such bulk sales laws. Seller agrees to pay timely its account creditors with respect to liabilities not being assumed by Buyers hereunder.

     8.4. Further Assurances. Seller shall, at any time and from time to time on and after the Closing Date, upon the reasonable request by Buyers and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets to Buyer.

     8.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the fifth business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

     (i)  if to Buyer, to:

          Clearview Cinema Group, Inc.
          7 Waverly Place
          Madison, New Jersey  07940
          Telecopy:  (201) 377-4303
          Attention:  A. Dale Mayo, President

          with a required copy to:

          Warren H. Colodner, Esq.
          Kirkpatrick & Lockhart LLP
          1251 Avenue of the Americas
          45th Floor
          New York, New York  10020
          Telecopy:  (212) 536-3901

     (ii) if to Seller, to:

          Magic Cinemas, L.L.C.
          513 W. Mount Pleasant Avenue
          Livingston, New Jersey  07039
          Telecopy: (201) 535-1228
          Attention:  Jeffrey Davidson, CEO
          with a required copy to:

          Stanley Schwartz, Esq.
          Orloff, Lowenbach, Stifelman & Siegel, P.A.
          101 Eisenhower Parkway
          Roseland, New Jersey  07068-1082
          Telecopy:  (201) 622-3073

     Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

     8.6. Currency. All currency references herein are to United States dollars.

     8.7. Assignment; Governing Law. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyers or CCG may make such assignments to any Affiliate of Buyers or CCG provided that Buyers or CCG remain liable hereunder, and, further, Buyers and CCG may collaterally assign their rights hereunder to Provident Bank or other commercial lending institution. This Agreement shall be governed by and construed in accordance with the laws of New Jersey without regard to its conflict of law doctrines.

     8.8. Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

     8.9. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.2 and 7.3 relating to Buyers Indemnitees and Seller Indemnitees and Section 8.10.

     8.10. Third Party Beneficiary. Seller and Buyers acknowledge that the Owned Real Estate is a critical component of the Business and that, after Closing, Tenafly Buyer and Bergenfield Buyer intend to lease the Owned Real Estate from Realty Corp. As a matter of convenience, a separate Real Estate Purchase Agreement is being executed and delivered by Realty Corp. and Seller. Seller acknowledges and agrees, however, that Realty Corp. is and shall be an intended third party beneficiary of this Agreement, including with respect to the representations and warranties, conditions and indemnities herein.

     8.11. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     8.12. Consent to Jurisdiction; Service of Process. Any lawsuit or similar action arising out of or based on this Agreement or any agreement or instrument contemplated by this Agreement or any Other Agreement, shall be brought only in the state or federal courts of the State of New Jersey. In the event of a lawsuit, the parties consent to personal jurisdiction and venue in any such state or federal court and waive any defense based upon improper jurisdiction. Delivery of any process by any of the methods which notices may be given under this Agreement shall constitute lawful and valid service of process.

     8.13. Access; Inspection; Reliance. Buyers and CCG acknowledge that they or their agents have had access to, and have inspected, the Cinemas and have made and are relying on both their own independent evaluation of the Cinemas, the Business, the Purchased Assets and the Real Estate and the representations, warranties and covenants of Seller herein and in the Other Agreements; provided, however, that such acknowledgment shall not directly or indirectly limit in any way the representations, warranties and covenants made by Seller, or the remedies available to CCG and the Buyers, herein and in the Other Agreements.

     8.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                               CLEARVIEW CINEMA GROUP, INC.

                                               By:______________________________
                                                   A. Dale Mayo
                                                   Title:  President

                                               By:______________________________

                                                   Brett E. Marks
                                                   Title:  Assistant Secretary


                                               CCC TENAFLY CINEMA CORP.

                                               By:______________________________
                                                   A. Dale Mayo
                                                   Title:  President

                                               By:______________________________
                                                   Brett E. Marks
                                                   Title:  Assistant Secretary


                                               CCC BERGENFIELD CINEMA
                                               CORP.

                                               By:______________________________
                                                   A. Dale Mayo
                                                   Title:  President

                                               By:______________________________
                                                   Brett E. Marks
                                                   Title:  Assistant Secretary


                                               CCC CLOSTER CINEMA CORP.

                                               By:______________________________
                                                   A. Dale Mayo
                                                   Title:  President

                                               By:______________________________
                                                   Brett E. Marks
                                                   Title:  Assistant Secretary


                                               MAGIC CINEMAS L.L.C.

                                               By:_____________________________
                                                   Jeffrey Davidson, CEO

                         List of Schedules and Exhibits

Schedule 1.1P    Permitted Encumbrances
Schedule 3.8     Property Owned by Others
Schedule 3.9     Litigation or Proceedings
Schedule 3.10    Contracts
Schedule 3.12    Real Estate
Schedule 3.14    Insurance
Schedule 3.16    Employee Benefits
Schedule 3.17    Environmental Matters


Exhibit A        Letter of Credit
Exhibit B        Real Estate Purchase Agreement
Exhibit C        Secured Note
Exhibit D        Subordinated Note
Exhibit E        Assumption Agreements
Exhibit F        Income Statement
Exhibit G        CCG Financial Statements
Exhibit H        Form of Affidavit of Seller
Exhibit I        Bills of Sale
Exhibit J        Assignment of the Closter Lease
Exhibit K        Form of Opinion of Orloff, Lowenbach, Stifelman & Siegel, P.A.
Exhibit L        Form of Opinion of Kirkpatrick & Lockhart LLP